Exhibit 99.1

News Release

Boeing World Headquarters 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Third-Quarter 2005 Results; Raises Outlook

—	Commercial Airplanes continues outstanding sales success; resolves IAM strike and is positioned to grow profitably in the up-cycle
—	Integrated Defense Systems delivers double-digit profitability driven by strong program performance and sale of Rocketdyne
—	EPS guidance for 2005 and 2006 increased

Financial Highlights:

•	Earnings
-	Q3: $1.26 per share, including $0.62 tax benefit; impact of IAM strike estimated at $0.25–$0.30 per share
•	Revenue
-	Q3: $12.6 billion
•	Operating Cash Flow
-	Q3: $0.5 billion, after $1.4 billion discretionary contribution to pensions

Selected Third-Quarter 2005 Operating Highlights:

•	Boeing Commercial Airplanes captured 202 gross orders bringing year-to-date gross orders to 641 airplanes and total backlog to $98 billion; completed firm configuration for 787 Dreamliner; launched 737-900ER; delivered 62 airplanes during strike-affected quarter; continued productivity gains; ratified new three-year IAM contract.

•	Integrated Defense Systems generated double-digit margins; successfully completed major program milestone on FCS; received approval for full-rate production of V-22 Osprey; won AH-64 Apache orders and Block III development contract; completed sale of Rocketdyne.

•	Other Boeing businesses progressed as Boeing Capital continued to reduce portfolio risk and Connexion by BoeingSM increased service availability to more than 120 daily flights.

Table 1. Summary Financial Results

	3rd Quarter		% Change		Nine Months		% Change
(Millions, except per share data)	2005	2004			2005	2004
Revenues	$12,629	$13,152	(4%	)	$40,641	$39,143	4%
Reported Net Income	$1,011	$456	122%		$2,112	$1,686	25%
Reported Earnings per Share1	$1.26	$0.56	125%		$2.62	$2.07	27%
Average Diluted Shares for EPS	802.8	814.8			806.4	813.3

1 Third-quarter 2005 EPS includes a $0.62 per share gain from tax settlements and adjustments, $0.06 per share additional expense for share based plans, a $0.45 per share gain from the sale of Rocketdyne, and a non-cash $0.14 per share charge for post-retirement expense related to the sale of Wichita/Tulsa operations. Company estimates that IAM strike affected third-quarter results by $0.25-$0.30 per share. Third-quarter 2004 EPS includes a $0.02 per share gain from sale of Boeing Capital's commercial finance operations, a $0.04 per share charge for retirement of $1 billion of BCC debt, and a $0.14 per share benefit from tax settlements/adjustments.

CHICAGO, October 26, 2005 — The Boeing Company [NYSE: BA] today reported that third-quarter 2005 net income increased to $1,011 million, or $1.26 per share, compared with $456 million, or $0.56 per share in the year-ago quarter. Third-quarter revenues declined to $12.6 billion from $13.2 billion last year. Earnings for the quarter include a $0.62 per share benefit from tax settlements and adjustments. The company estimates that the month-long International Association of Machinists (IAM) strike caused 21 fewer airplane deliveries in the quarter and reduced results by $0.25 to $0.30 per share.

“Our third-quarter results and our increase in guidance underscore our operating strength,” said Jim McNerney, Boeing chairman and chief executive officer. “Although we faced some challenges this quarter, Commercial Airplanes continued its tremendous sales success, completed firm configuration of the 787 Dreamliner, and reached an agreement with the IAM that supports continued growth and competitiveness. At the same time, Integrated Defense Systems delivered strong margins while achieving key milestones on leading-edge programs such as Future Combat Systems. Across Boeing, we are focused on executing our growth plans and improving our margins.”

Results for the quarter include a previously-disclosed $0.45 per share gain on the sale of Rocketdyne, and a non-cash charge of $0.14 per share for post-retirement expense related to the Wichita/Tulsa sale. The company also booked an additional $0.06 per share in share based plans expense to reflect a cumulative adjustment.

The company’s third-quarter earnings from operations increased 49 percent to $0.8 billion (see Table 2) as strong business unit operating performance offset higher non-cash expenses for pensions and share-based plans.

Table 2. Earnings from Operations & Margins

	3rd Quarter		% Change	Nine Months		% Change
(Millions, except margin percent)	2005	2004		2005	2004
Earnings from Operations	$763	$511	49%	$2,268	$1,979	15%
Operating Margin	6.0%	3.9%	2.1 Pts	5.6%	5.1%	0.5 Pts

Pre-tax (non-cash) pension expense was $396 million, up $332 million or $0.26 per share from the same period of 2004. This includes a pre-tax, non-cash pension charge of $250 million from the sale of the company’s Wichita and Tulsa operations. Share-based-plans expense was $246 million, up $80 million or $0.06 per share from the same period of 2004. Deferred stock compensation expense was $37 million, or $0.03 per share, as Boeing’s stock price increased during the period.

Boeing generated $0.5 billion of operating cash flow during the third quarter driven by strong performance in its core businesses and $537 million in cash and interest from a tax audit settlement, which more than offset the impact of the IAM strike and $1.4 billion in discretionary pension contributions. Free cash flow* was $0.2 billion for the quarter after investment of $0.3 billion in property, plant & equipment (Table 3).

Table 3. Cash Flow

	3rd Quarter		Nine Months
(Millions)	2005	2004	2005	2004
Operating Cash Flow[1]	$502	$947	$4,552	$2,137
Less Additions to Property, Plant & Equipment	($287)	($357)	($1,074)	($699)

Free Cash Flow*	$215	$590	$3,478	$1,438

1 Includes pension contributions totaling $1.4 billion in the third quarter of 2005, and $1.6 billion in the same period of 2004. The corresponding year-to-date pension contributions for 2005 and 2004 are $1.8 billion and $3.6 billion, respectively.

* A complete definition and discussion of Boeing's use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

Cash and investments in marketable securities totaled $7.5 billion, down from $7.9 billion at the end of the second quarter. This reflected the ongoing share repurchase program, pension plan contributions, and planned investment increases in Boeing’s core businesses, offset by strong operating cash flows and cash received from the Rocketdyne sale. The company repurchased 13.7 million shares during the quarter for $904 million, leaving 37 million shares available under the existing repurchase authorization. The company made a discretionary contribution of $1.4 billion to its pension plans during the quarter, bringing total 2005 contributions to $1.8 billion.

The Boeing Company debt was unchanged at $3.9 billion as no debt matured during the quarter. Boeing Capital debt declined slightly to $6.4 billion as strong operating cash flow eliminated the need for new financing.

Table 4. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	3Q05	2Q05
Cash	$4.5	$4.9
Marketable Securities[1]	$3.0	$3.0

Total	$7.5	$7.9

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$6.4	$6.5
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$10.9	$11.0

1 Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as "short-term investments" and "investments."

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) continued winning key customer orders during the third quarter while aggressively managing for profitability and investing for long-term growth. It won 202 gross orders from a broad range of customers, launched the 737-900 Extended Range with an order from Lion Air, and completed firm configuration for the 787 Dreamliner. To date, the 787 has captured orders and commitments from 24 customers for 293 airplanes since its launch, including 194 firm orders and additional commitments for 99 airplanes.

Commercial Airplanes generated $4.9 billion of revenue, up 6 percent from the third quarter of 2004 on higher used aircraft sales, favorable model mix, and spares revenue. BCA delivered 62 airplanes in the quarter, 21 fewer than planned due to the month-long IAM strike. Operating margins were 4.8 percent, up from the third quarter of 2004 reflecting continued productivity gains and higher revenues that were partially offset by the strike. BCA results are shown in Table 5.

Table 5. Commercial Airplanes Operating Results
	3rd Quarter		% Change		Nine Months		% Change
(Millions, except deliveries & margin percent)	2005	2004			2005	2004
Commercial Airplanes Deliveries	62	67	(7%)		217	218	(0%)

Revenues	$4,913	$4,638	6%		$16,795	$15,639	7%
Earnings (Loss) from Operations	$238	$168	42%		$1,102	$902	22%

Operating Margins	4.8%	3.6%	1.2	Pts	6.6%	5.8%	0.8	Pts

Commercial Airplanes captured 199 net orders during the quarter, bringing net orders for the first nine months of 2005 to 616 airplanes, as compared to 191 net orders during the first nine months of 2004. BCA contractual backlog jumped 13 percent to $98.1 billion, up from $86.7 billion at the end of the second quarter. Commercial Airplanes’ backlog has increased 39 percent during 2005.

Integrated Defense Systems

Integrated Defense Systems (IDS) had another strong quarter delivering 19 aircraft and capturing follow-on orders for Apache helicopters and the Joint Unmanned Combat Air System. IDS successfully passed the Future Combat Systems (FCS) System of Systems Functional Review and the TSAT Interim Space Segment Design Review. IDS reported third-quarter operating margins of 17.7 percent, up from 9.9 percent in the same period of 2004, as a result of double-digit performance in the Aircraft & Weapons Systems and Support Systems segments along with the Rocketdyne sale. Revenues decreased 11 percent to $7.4 billion due to timing and mix of aircraft deliveries, lower volume in Proprietary and Missile Defense, and the Rocketdyne divestiture. IDS results are summarized in Table 6.

Table 6. Integrated Defense Systems Operating Results

	3rd Quarter		% Change		Nine Months		% Change
(Millions, except margin percent)	2005	2004			2005	2004
Revenues
Network Systems	$2,737	$3,179	(14%	)	$8,374	$8,279	1%
Aircraft and Weapon Systems	$2,574	$3,074	(16%	)	$8,345	$8,767	(5%	)
Support Systems	$1,401	$1,184	18%		$3,754	$3,490	8%
Launch and Orbital Systems	$669	$822	(19%	)	$2,193	$2,302	(5%	)

Total IDS Revenues	$7,381	$8,259	(11%	)	$22,666	$22,838	(1%	)

Earnings (Loss) from Operations
Network Systems	$93	$298	(69%	)	$473	$693	(32%	)
Aircraft and Weapon Systems	$385	$483	(20%	)	$1,196	$1,345	(11%	)
Support Systems	$192	$188	2%		$540	$478	13%
Launch and Orbital Systems	$633	($153)	N.M.		$757	($266)	N.M.

Total IDS Earnings (Loss) from Operations	$1,303	$816	60%		$2,966	$2,250	32%

Operating Margins	17.7%	9.9%	7.8 Pts		13.1%	9.9%	3.2 Pts

During the quarter, IDS completed the sale of its Rocketdyne operations to United Technologies for $700 million in cash and the establishment of long-term supply agreements. That resulted in a pre-tax gain of $582 million, of which $573 million was recognized in Launch & Orbital Systems and $9 million was recorded in the Other segment. The sale will also produce an additional pre-tax, non-cash charge of approximately $190 million in the Other segment during the fourth quarter of 2005 related to the curtailment and settlement of post-retirement plans and the transfer of post-retirement liabilities. Excluding the Rocketdyne sale, the IDS third-quarter operating margin was 9.9 percent.

Network Systems revenues declined 14 percent to $2.7 billion on lower volume in Proprietary programs, Ground-based Midcourse Defense and a military satellite program, partially offset by increased activity in Future Combat Systems and the Multi-mission Maritime Aircraft program. Operating margins decreased to 3.4 percent, as higher earnings for FCS and MMA were offset by revised cost and fee estimates on the Future Imagery Architecture program and a military satellite program.

Aircraft & Weapon Systems delivered excellent profitability in the third quarter. Revenues declined 16 percent to $2.6 billion primarily due to the delivery and timing mix of C-17 and other aircraft. Operating margins were 15.0 percent driven by strong performance across key programs including C-17, F/A-18 and Rotorcraft.

Support Systems generated strong growth and profitability on its broad business base during the third quarter. Revenues rose 18 percent to $1.4 billion driven by increased volume in Integrated Support Services for F-15K, C-17 and V-22, as well as higher revenues in Training & Support Systems. Operating margins were 13.7 percent, down from the same period in 2004 which benefited from higher contract closeout activity in Supply Chain Services and Training & Support Systems.

Launch and Orbital Systems continued to improve its margin performance during the third quarter. Revenues declined 19 percent to $0.7 billion driven by the sale of Rocketdyne and reduced NASA Return-to-Flight activity. Operating margins rose to 94.6 percent due to the gain on the sale of Rocketdyne as well as improved satellite program performance and higher contract values for Delta IV launch contracts. Without the sale of Rocketdyne, the segment would have had operating margins of 9.0 percent.

At the end of the third quarter, IDS contractual backlog totaled $35.5 billion, down from $41.0 billion at the end of the second quarter. Unobligated backlog grew to $42.9 billion at the end of the third quarter. Total IDS backlog, comprised of contractual and unobligated, was $78.4 billion compared with $82.1 billion at the end of the second quarter.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to support the operations of Boeing’s business units and reduce portfolio risk. Revenues for the third quarter declined 9 percent to $230 million, and pre-tax income declined to $28 million, due to a smaller portfolio and one-time gains recognized in 2004 which are absent in the same period of 2005. BCC results are summarized in Table 7.

Table 7. Boeing Capital Corporation Operating Results
	3rd Quarter		% Change		Nine Months		% Change
(Millions)	2005	2004			2005	2004
Revenues[1]	$230	$253	(9%	)	$728	$733	(1%	)
Pre-Tax Income (Loss)[1]	$28	$60	(53%	)	$192	$148	30%
Discontinued Operations (After-Tax)	($2)	$18	(111%	)	($7)	$48	(115%	)

[1]	2004 excludes discontinued operations from the sale of BCC’s commercial finance unit.

BCC’s quarter-end portfolio balance was $9.2 billion, down from $9.4 billion at the end of the second quarter as normal portfolio run-off and depreciation was partially offset by new business volume. BCC contributed $58 million in cash dividends to the company during the quarter, while maintaining leverage at a conservative 4.8-to-1, as measured by the ratio of debt-to-equity.

“Other” Segment

The “Other” segment consists primarily of Boeing Technology and Connexion by BoeingSM, as well as certain results related to the consolidation of all business units. For the third quarter, losses from operations were $97 million, compared to $145 million in the third quarter of 2004. Connexion by BoeingSM expanded its global reach by approximately 20 percent during the quarter and is now operational on more than 80 commercial aircraft which provide service on more than 120 daily flights.

Outlook

The company is updating its outlook to reflect continued strong performance across its core businesses in 2005 followed in 2006 by higher BCA deliveries, revenues and earnings, and lower revenue growth at Integrated Defense Systems (see Table 8). The updated outlook also includes the impact of the sales of Wichita/Tulsa and Rocketdyne operations (which together reduce revenues and increase earnings in 2005 and 2006) and the impact of the IAM strike. The guidance does not include the impact of the proposed United Launch Alliance (ULA) transaction, which is expected to reduce 2006 revenues due to a shift to equity-method accounting once the joint venture is completed.

Beginning in 2006, BCA will change its method of accounting for supplier concession sharing agreements. It will no longer record concession reimbursements received from suppliers as “Sales and other operating revenues.” Instead those will be reflected as a reduction to “Cost of products and services.” This accounting change will reduce BCA revenue in 2006 by approximately $1.5 to $2.0 billion, but will have only a nominal impact on operating earnings. The impact of this accounting change will be included in 2006 guidance coincident with the change in accounting method.

The airline industry environment remains mixed with trends varying between carriers and regions. The global economy and air traffic trends are strengthening and interest from airlines in adding capacity to handle higher traffic volume is increasing.

Many low-cost carriers and international airlines are profitable and are ordering new airplanes. However, higher fuel prices continue dampening airline profits, particularly in the United States. Commercial Airplanes is experiencing increased demand for aircraft across all models as airline passengers continue to value frequent, direct routes and airlines focus on reducing costs.

The company now expects to deliver approximately 290 airplanes during 2005, down from our previous estimate of 320 due to the IAM strike, but up from 285 deliveries last year.

The 2006 delivery forecast remains at approximately 395 airplanes, an increase of 36 percent from this year. Airplane deliveries in 2007 are expected to be above the 2006 level. The 2006 forecast reflects an orderly production restart and disciplined ramp up throughout the value chain to support continued growth in demand through the up-cycle. This approach will enable Boeing to meet its commitments and continue its productivity gains. The 2005 delivery forecast is sold out while 2006’s is now 93 percent sold out.

Defense and intelligence markets are expected to remain solid in 2005 and 2006 as U.S. defense budgets are expected to grow modestly. The company expects its defense and non-commercial space businesses to continue performing well in stable markets, generating double-digit margins. IDS anticipates stable growth with high single-digit margins in its Network Systems segment and stable growth with low double-digit margins in its Aircraft & Weapon Systems segment. IDS expects strong growth in Support Systems with low double-digit margins, while Launch and Orbital Systems revenue is expected to remain stable (excluding the impact of the planned ULA joint venture) with low single-digit margins.

The company’s 2005 revenue outlook is reduced to approximately $55.5 billion reflecting the impact of the IAM strike and slower growth at IDS. Revenue guidance for 2006 remains at $62 billion reflecting higher commercial airplane deliveries and revenues offset by the sale of Rocketdyne, and slower revenue growth at IDS.

Earnings per share guidance for 2005 is being raised to between $2.95 and $3.05 per share, from between $2.75 and $2.85 per share. The company is also raising its EPS guidance for 2006 to between $3.10 and $3.30 per share, up from $3.00 to $3.20 per share primarily due to a higher margin forecast at BCA.

The company annually updates its estimate of future pension expenses based on plan actuarial factors, including its pension discount rate, at the end of the plan’s fiscal year on September 30. For the plan year ending September 30, 2005, Boeing’s pension asset returns exceeded 14 percent, well above the company’s 8.5 percent expected rate of return. However, since long-term interest rates have fallen during the past year, the discount rate for 2006 will be 5.50 percent, down from the 5.75 percent rate established for 2005, bringing 2006 estimated pre-tax pension expense to approximately $1.0 billion.

The company now expects operating cash flow for 2005 to be greater than $7.0 billion, up from greater than $6.0 billion. The increase reflects stronger-than-expected commercial airplane orders and the tax refund, offset somewhat by higher pension contributions (totaling $1.8 billion for 2005) and the impact of the IAM strike. Operating cash flow in 2006 is expected to be greater than $5.5 billion, after $500 million of expected pension contributions. The company will continue to evaluate making additional discretionary payments to its pension plans. Capital expenditures in 2005 should be approximately $1.5 billion and expenditures in 2006 are expected to be approximately $1.7 billion.

Research and development investment is expected to be between $2.3 billion and $2.5 billion this year, and between $2.5 billion and $2.7 billion in 2006, reflecting investment increases on planned BCA product development programs.

Table 8. Financial Outlook

(Billions, except per share data)	2005	2006
The Boeing Company
Revenues	~ $55.5	~ $62
Earnings Per Share (GAAP)	$2.95—$3.05	$3.10—$3.30
Operating Cash Flow[1]	> $7.0	> $5.5

Boeing Commercial Airplanes[2]
Deliveries	~ 290	~ 395
Revenues	~ $22.5	$29.0—$29.5
Operating Margin	~ 6.5%	8.0%—8.5%

Integrated Defense Systems
Revenues
Network Systems	~ $11.5	Stable
Aircraft and Weapon Systems	~ $11.5	Stable
Support Systems	~ $5.5	Strong Growth
Launch and Orbital Systems	~ $3.0	Stable

Total IDS Revenues	~ $31.5	2%—4% Growth

Operating Margin
Network Systems	~ 6%	High Single Digit
Aircraft and Weapon Systems	~ 14%	Low Double Digit
Support Systems	~ 14%	Low Double Digit
Launch and Orbital Systems[3]	~ 28%	Low Single Digit

Total IDS Operating Margin	~ 12%	> 10%

Boeing Capital Corporation
Portfolio Growth, Net	~ $(0.5)	Flat
Revenue	~ $0.9	~ $0.9
Return on Assets	> 1%	> 1%

1 After forecast pension contributions of $1.8 billion in 2005 and $0.5 billion in 2006.

2 2005 Outlook impacted by IAM strike (estimated 30 fewer airplane deliveries in 2005).

3 Launch and Orbital Systems' 2005 margin reflects the sale of Rocketdyne, which closed in the third quarter and generated a pre-tax gain of approximately $582 million in the third quarter, mostly in the L&OS segment. Offsetting pre-tax charges totaling approximately $190 million are expected to be recorded in the fourth quarter, primarily in Accounting Differences and Eliminations, bringing the total expected pre-tax gain for the Rocketdyne sale to approximately $390 million.

Non-GAAP Measure Disclosure

The following definition is provided for free cash flow, a non-GAAP (Generally Accepted Accounting Principles) measure (indicated by an asterisk *) used by the company within this disclosure. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

# # #

Cxxxx

Contact:

Investor	Relations: Dave Dohnalek or Rob Young (312) 544-2140
Communications:	John Dern, Anne Eisele or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Nine months ended September 30		Three months ended September 30
	2005	2004	2005	2004
Sales of products	$33,519	$32,598	$10,334	$10,920
Sales of services	7,122	6,545	2,295	2,232

Total revenues	40,641	39,143	12,629	13,152

Cost of products	(27,723)	(27,260)	(8,706)	(9,305)
Cost of services	(6,050)	(5,490)	(1,987)	(1,859)
Boeing Capital Corporation interest expense	(266)	(262)	(87)	(89)

Total costs and expenses	(34,039)	(33,012)	(10,780)	(11,253)

	6,602	6,131	1,849	1,899
Income from operating investments, net	68	67	24	27
General and administrative expense	(3,289)	(2,758)	(1,172)	(947)
Research and development expense	(1,604)	(1,465)	(521)	(469)
Gain on dispositions, net	491	7	583	1
Goodwill impairment		(3)

Earnings from continuing operations	2,268	1,979	763	511
Other income, net	184	242	119	17
Interest and debt expense	(241)	(252)	(70)	(83)

Earnings before income taxes	2,211	1,969	812	445
Income tax (expense)/benefit	(113)	(331)	201	(7)

Net earnings from continuing operations	2,098	1,638	1,013	438
Cumulative effect of accounting change, net of taxes	21
Income (loss) from discontinued operations, net of taxes		15		(1)
Net gain (loss) on disposal of discontinued operations, net of taxes	(7)	33	(2)	19

Net earnings	$2,112	$1,686	$1,011	$456

Basic earnings per share from continuing operations	$2.65	$2.03	$1.28	$0.54
Cumulative effect of accounting change, net of taxes	0.03
Income from discontinued operations, net of taxes		0.02
Net gain (loss) on disposal of discontinued operations, net of taxes	(0.01)	0.04		0.02

Basic earnings per share	$2.67	$2.09	$1.28	$0.56

Diluted earnings per share from continuing operations	$2.60	$2.01	$1.26	$0.54
Cumulative effect of accounting change, net of taxes	0.03
Income from discontinued operations, net of taxes		0.02
Net gain (loss) on disposal of discontinued operations, net of taxes	(0.01)	0.04		0.02

Diluted earnings per share	$2.62	$2.07	$1.26	$0.56

Cash dividends paid per share	$0.75	$0.57	$0.25	$0.20

Weighted average diluted shares (millions)	806.4	813.3	802.8	814.8

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	September 30 2005	December 31 2004
Assets
Cash and cash equivalents	$4,547	$3,204
Short-term investments	527	319
Accounts receivable, net	4,997	4,653
Current portion of customer financing, net	454	616
Deferred income taxes	1,757	1,991
Inventories, net of advances and progress billings	6,877	6,508
Assets of discontinued operations	0	70

Total current assets	19,159	17,361
Customer financing, net	9,757	10,385
Property, plant and equipment (net of accumulated depreciation of $11,462 and $12,962)	8,268	8,443
Goodwill	1,903	1,948
Other acquired intangibles, net	908	955
Prepaid pension expense	13,687	12,588
Deferred income taxes	335	154
Investments	2,856	3,050
Other assets	1,445	1,340

	$58,318	$56,224

Liabilities and Shareholders' Equity
Accounts payable and other liabilities	$16,912	$14,869
Advances and billings in excess of related costs	7,869	6,384
Income taxes payable	609	522
Short-term debt and current portion of long-term debt	726	1,321

Total current liabilities	26,116	23,096
Deferred income taxes	367	1,090
Accrued retiree health care	5,970	5,959
Accrued pension plan liability	6,012	3,169
Deferred lease income	294	745
Long-term debt	10,136	10,879
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; Shares issued – 1,012,261,159 and 1,011,870,159	5,061	5,059
Additional paid-in capital	3,840	3,420
Treasury shares, at cost – 202,214,232 and 179,686,231	(10,365)	(8,810)
Retained earnings	17,264	15,565
Accumulated other comprehensive loss	(3,713)	(1,925)
ShareValue Trust Shares – 39,452,879 and 38,982,205	(2,664)	(2,023)

Total shareholders’ equity	9,423	11,286

	$58,318	$56,224

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30	Nine months ended September 30
(Dollars in millions)	2005	2004
Cash flows - operating activities:
Net earnings	$2,112	$1,686
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items:
Goodwill Impairment	0	3
Share-based plans expense	692	449
Depreciation	1,061	934
Amortization of other acquired intangibles	69	72
Amortization of debt discount/premium and issuance costs	19	12
Pension expense	774	214
Investment/asset impairment charges, net	65	78
Customer financing valuation provision	47	36
Net gain (loss) on disposal of discontinued operations	12	(52)
Gain on dispositions, net	(491)	(7)
Other charges and credits, net	92	55
Non cash adjustments related to discontinued operations	0	26
Excess tax benefits from share-based payment arrangements	(46)	(23)
Changes in assets and liabilities –
Accounts receivable	(346)	(738)
Inventories, net of advances, progress billings and reserves	(1,050)	914
Accounts payable and other liabilities	1,521	1,360
Advances in excess of related costs	1,501	285
Income taxes receivable, payable and deferred	548	1,149
Deferred lease income	(451)	(1)
Prepaid pension expense	(1,832)	(3,613)
Goodwill	21	(3)
Other acquired intangibles, net	(22)	(1)
Accrued retiree health care	11	166
Customer financing, net	510	(735)
Other	(265)	(129)

Net cash provided by operating activities	4,552	2,137

Cash flows - investing activities:
Discontinued operations customer financing, reductions	2	127
Property, plant and equipment additions	(1,074)	(699)
Property, plant and equipment reductions	17	73
Acquisitions, net of cash acquired	(164)	(36)
Proceeds from dispositions of discontinued operations	0	1,867
Proceeds from dispositions	1,693	182
Contributions to investments	(2,162)	(1,733)
Proceeds from investments	2,094	531

Net cash provided by investing activities	406	312

Cash flows - financing activities:
Debt repayments	(1,270)	(2,066)
Stock options exercised, other	274	72
Excess tax benefits from share-based payment arrangements	46	23
Common shares repurchased	(2,045)	(319)
Dividends paid	(620)	(480)

Net cash used by financing activities	(3,615)	(2,770)

Net increase/(decrease) in cash and cash equivalents	1,343	(321)
Cash and cash equivalents at beginning of year	3,204	4,633

Cash and cash equivalents at end of period	$4,547	$4,312

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Nine months ended September 30		Three months ended September 30
	2005	2004	2005	2004
Revenues:
Commercial Airplanes	$16,795	$15,639	$4,913	$4,638
Integrated Defense Systems:
Network Systems	8,374	8,279	2,737	3,179
Aircraft and Weapon Systems	8,345	8,767	2,574	3,074
Support Systems	3,754	3,490	1,401	1,184
Launch and Orbital Systems	2,193	2,302	669	822

Total Integrated Defense Systems	22,666	22,838	7,381	8,259
Boeing Capital Corporation	728	733	230	253
Other	799	410	142	145
Accounting differences/eliminations	(347)	(477)	(37)	(143)

Total revenues	$40,641	$39,143	$12,629	$13,152

Earnings (loss) from continuing operations:
Commercial Airplanes	$1,102	$902	$238	$168
Integrated Defense Systems:
Network Systems	473	693	93	298
Aircraft and Weapon Systems	1,196	1,345	385	483
Support Systems	540	478	192	188
Launch and Orbital Systems	757	(266)	633	(153)

Total Integrated Defense Systems	2,966	2,250	1,303	816
Boeing Capital Corporation	192	148	28	60
Other	(274)	(373)	(97)	(145)
Accounting differences/eliminations	(617)	(234)	(281)	(128)
Share-based plans expense	(692)	(449)	(246)	(166)
Unallocated expense	(409)	(265)	(182)	(94)

Earnings from continuing operations	2,268	1,979	763	511
Other income, net	184	242	119	17
Interest and debt expense	(241)	(252)	(70)	(83)

Earnings before income taxes	2,211	1,969	812	445
Income tax (expense)/benefit	(113)	(331)	201	(7)

Net earnings from continuing operations	2,098	1,638	1,013	438
Cumulative effect of accounting change, net of tax	21
Income (loss) from discontinued operations, net of taxes		15		(1)
Net gain (loss) on disposal of discontinued operations, net of taxes	(7)	33	(2)	19

Net earnings	$2,112	$1,686	$1,011	$456

Effective income tax rate	5.1%	16.8%	(24.8%)	1.6%
Research and development expense:
Commercial Airplanes	$921	$696	$287	$220
Integrated Defense Systems:
Network Systems	213	203	72	72
Aircraft and Weapon Systems	283	299	101	97
Support Systems	60	44	21	14
Launch and Orbital Systems	90	138	28	44

Total Integrated Defense Systems	646	684	222	227
Other	37	85	12	22

Total research and development expense	$1,604	$1,465	$521	$469

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Nine Months				3rd Quarter
Commercial Airplanes	2005		2004		2005	2004
717	9	(3)	9	(5)	3	3	(1)
737 Next-Generation	160		154		47	49
747	9		11		2	2
757	2		11			3
767	7		6	(1)	2	2
777	30		27		8	8

Total	217		218		62	67

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
Chinook (New Builds)
Apache (New Builds)	7				2
F/A-18E/F	32		37		11	12
T-45TS	8		5		3	1
F-15	2		3			1
C-17	12		13		3	5
C-40	2		1			1

Network Systems Satellites:

Launch and Orbital Systems:
Delta II	2		3			2
Delta IV
Satellites	3		2

Contractual backlog (Dollars in billions)	September 30 2005		June 30 2005		March 31 2005	December 31 2004
Commercial Airplanes	$98.1		$86.7		$68.7	$70.4
Integrated Defense Systems:
Aircraft and Weapon Systems	18.8		20.6		22.2	18.3
Network Systems	7.1		9.5		10.6	10.2
Support Systems	6.0		6.8		6.7	6.5
Launch and Orbital Systems	3.6		4.1		4.3	4.2

Total Integrated Defense Systems	35.5		41.0		43.8	39.2

Total contractual backlog	$133.6		$127.7		$112.5	$109.6

Unobligated backlog	$43.5		$41.7		$42.5	$47.9

Workforce	152,700		154,000		160,750	159,000